Exhibit 99.2
January 15, 2009

Mr. Paul Lalljie
c/o NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
     Re: Employment Agreement
Dear Paul:
This agreement (the “Agreement”) shall govern the terms of your continued employment with NeuStar, Inc. (the “Company”) and any termination arrangements thereafter.
1. Position. Effective as of the date set forth above, you will serve as Senior Vice President and Interim Chief Financial Officer (CFO) of the Company. You will also continue in your capacity as Treasurer of the Company. You will perform such duties as are customary for CFOs and Treasurers of comparable entities to the Company.
2. Salary. Effective January 1, 2009, you will receive a base salary at a rate of no less than $300,000 per year (the “Base Salary”), payable in biweekly installments through the Company’s normal payroll processes.
3. Bonus. You will remain eligible to receive a bonus pursuant to the Annual Performance Incentive Plan (the “PIP”) for 2008, based on your salary and performance targets for 2008 and subject to all of the terms and conditions of the PIP. In lieu of a bonus pursuant to the PIP for the period during which you serve as Interim CFO and for three months thereafter (provided you remain employed by the Company during such three-month period), you will receive a guaranteed bonus of 50% of the Base Salary, prorated based on your days of service and payable in monthly installments through the Company’s normal payroll processes. In the event that the guaranteed bonus paid pursuant to the preceding sentence is less than the amount that you would have received under the PIP for the same period (assuming a target award of 50% of the Base Salary and performance goals to be established by the Compensation Committee in the first quarter of the relevant fiscal year), then you will receive an additional payment representing the difference between the amount that you would have received under the PIP and the guaranteed bonus, payable on the date that bonuses are paid to the Company’s other senior employees under the PIP for the relevant fiscal year. Following your term as Interim CFO and the three-month period described above, you will be eligible to receive a bonus pursuant to the PIP for the remainder of the then-current fiscal year, based on performance goals to be established by the Compensation Committee in the first quarter of such fiscal year and a target award of 50% of your then-current salary. Any PIP award for such fiscal year will be subject to all of the terms and conditions of the PIP and payable on the date that such bonuses are paid to the Company’s other senior employees under the PIP.

4. Equity Award. As promptly as practicable, the Compensation Committee will grant you an award of 20,000 shares of restricted stock (the “Award”) pursuant to the Company’s 2005 Stock Incentive Plan, which Award will be evidenced by an agreement setting forth the terms thereof in the Company’s form (the “Award Agreement”).
5. Severance Plan. Effective upon your appointment as Interim CFO, you will be eligible for severance benefits pursuant to the terms and conditions of the Company’s 2007 Key Employee Severance Pay Plan (the “Plan”). For purposes of the Plan, the definition of “Good Reason” in respect of a termination of your employment is set forth on Annex A to this Agreement, and the definition of “Salary” is the Base Salary. In consideration of the guaranteed bonus to be received by you under Section 3 of this Agreement, you will not be eligible to receive the additional bonus described in Section 3.3(c) of the Plan for the period covered by the guaranteed bonus. For the avoidance of doubt, all other terms and conditions of the Plan, including those relating to execution of a release and compliance with Article V of the Plan, will apply.
6. Additional Payment. In the event that your employment is terminated by the Company without Cause or by you with Good Reason prior to the date on which the Award vests in full (resulting in the forfeiture of the Award), you will receive an additional payment of $400,000, payable in a single lump sum on the first day of the seventh month following the date of such termination. For purposes of this Agreement, “Cause” means acts by you that constitute (i) insubordination, (ii) dishonesty, (iii) fraud, (iv) moral turpitude, (v) willful misconduct, or (vi) willful failure or refusal to attempt in good faith to perform your duties or responsibilities for any reason other than illness or incapacity, in each case as determined by the Board of Directors, or a committee thereof, in its sole discretion. “Good Reason” has the meaning set forth on Annex A to this Agreement.
7. Section 409A. If you are deemed on the date of termination of your employment to be a “specified employee” as defined under Internal Revenue Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered to be nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the earlier of (A) the first day of the seventh month following the date of such separation from service, and (B) the date of your death. On the first day of the seventh month following the date of such separation from service, all payments and benefits delayed pursuant to this Section 7 (whether they otherwise would have been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
8. Noncompetition Agreement. The validity of this Agreement is contingent upon your concurrent execution of an Agreement Respecting Noncompetition, Nonsolicitation and Confidentiality in the Company’s standard form (the “Noncompetition Agreement”), which will be in force until the date that is eighteen (18) months after your termination of employment from the Company.

9. Additional Policies. You will be subject to the Company’s management selling guidelines and management stock ownership guidelines for the duration of your service as Interim CFO, or for so long as you are otherwise an “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Moreover, you will be subject to, and will comply with, all other Company policies, including the Company’s policies regarding insider trading and service on outside boards of directors.
10. Termination. The Company may terminate this Agreement at any time for Cause, or as a result of violation by you of your obligations set forth herein.
11. Miscellaneous.
     (a) Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Attention: General Counsel
If to you:
at the last address on the books of the Company
or to such other address as either party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.
     (b) Entire Agreement. This Agreement, the Award Agreement, the Plan, and the Noncompetition Agreement contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.
     (c) Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
     (d) Assignment; Indemnification. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. The Company hereby agrees to make commercially reasonable efforts to assure that any counter-party to a Corporate Transaction (as defined in the Plan) expressly assumes and agrees to perform the Company’s obligations under this Agreement. Neither this Agreement nor any right or obligation hereunder may be assigned by you. As used in the Agreement, the “Company” shall mean both the Company as defined above and any successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
     (e) Withholding. The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.
     (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.
     (g) Construction. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
     (h) Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
     (i) Legal Representation. You acknowledge and confirm that you have had the opportunity to seek such legal, financial and other advice and representation as you have deemed appropriate in connection with this Agreement.
     (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     (k) Acceptance of Agreement. You may accept this Agreement by signing it and returning it to Doug Arnold, Senior Vice President — Human Resources, NeuStar, Inc., 46000 Center Oak Plaza, Sterling, VA 20166.

NEUSTAR, INC.
By:	/s/ Jeffrey E. Ganek
Name:	Jeffrey E. Ganek
Title:	Chairman and Chief Executive Officer

/s/ Paul Lalljie
Paul Lalljie

Date:	1/15/2009

[Signature Page to Lalljie Employment Agreement]

Annex A
     “Good Reason” means, with respect to a termination of your employment, any of the following events or conditions (without your prior written consent) occurring solely within two years following a Corporate Transaction (as defined in the Plan) and the failure of the Company (or the Successor Corporation) to cure such event or condition within thirty (30) days after receipt of written notice from you, provided that you serve notice of such event and intended termination within sixty (60) days of its occurrence: (i) a reduction in your annual base salary, except pursuant to a policy generally applicable to employees at your level and above resulting in a reduction of 10% or less for you; (ii) the Successor Corporation’s failure to cover you under employee benefit plans, programs and practices that, in the aggregate, provide substantially comparable benefits (from an economic perspective) to you relative to the benefits and total costs for you under the material employee benefit plans, programs and practices in which you and/or your family or dependents were participating immediately preceding the Corporate Transaction; (iii) the Successor Corporation’s requiring you to be based at any office location that is more than fifty (50) miles further from your office location immediately prior to the Corporate Transaction, except for reasonable required travel for the Successor Corporation’s business that is not materially greater than such travel requirements prior to such Corporate Transaction; or (iv) a material breach by the Successor Corporation of its obligations to you under the Plan. “Good Reason” further means either of the following events or conditions, provided that the termination of your employment pursuant to this sentence occurs within two years after the occurrence of such event or condition: (A) the appointment of your successor as Chief Financial Officer of the Company; provided, however, that a termination of your employment shall not be considered to be with Good Reason pursuant to this clause prior to the date that is three months after such appointment; or (B) the occurrence of a Corporate Transaction after which you are not appointed as Chief Financial Officer of the continuing or surviving entity.